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                                                                     EXHIBIT 6.1

                                 PROMISSORY NOTE

$350,000.00                                              Hickory, North Carolina
                                                         April 17, 2001

         FOR VALUE RECEIVED the undersigned, PF Management, Inc., promises to pay to Richard F. Howard, the principal sum of THREE HUNDRED FIFTY THOUSAND and No/100 Dollars ($350,000.00), with interest from even date herewith, at the rate of Nine Percent (9%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 5982 Highway 150 East, Denver, North Carolina, or at such place as the legal holder hereof may designate in writing. The principal and interest shall be due and payable as follows:

         In three (3) equal installments of principal in the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) each plus accrued interest thereon, the first such payment of principal and interest being due and payable on April 15, 2002, and each successive payment of principal and interest being due and payable on each April 15 thereafter until April 1, 2005, on which date the entire principal balance outstanding and any accrued interest thereon will be due and payable.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial payments shall be applied to installments due in reverse order of their maturity.

         In the event of default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten
(10) days from written notice to cure, then in such event the holder, at his option, may without further notice, declare this Note in default and accelerate the remainder of the debt as due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note, and any part thereof, accrued interest and all other sums due under this Note shall bear interest at the rate of Fifteen percent (15%) per annum after default until paid.

         The undersigned maker hereby waives presentment for protest, demand, and dishonor and all other notices or demands whatsoever, excepting notice of nonpayment above, and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any extension or extensions of time for the payment of principal and interest.

         Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the undersigned maker of this Note hereby agrees to pay to the holder reasonable attorney's fees not to exceed fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

         This Note is governed and construed in accordance with the laws of the State of North Carolina.

         This Note is given pursuant to that certain Assumption and Substitution Agreement of even date by and between Richard F. Howard, Columbia Hill, LLC and PF Management, Inc., the terms of which are incorporated herein by reference.


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         IN TESTIMONY WHEREOF, the undersigned corporate maker has caused this instrument to be signed in its corporate name by its President, its corporate seal to be hereunto affixed, and attested by its Secretary, by order of its Board of Directors, as of the day and year first above written.

ATTEST:                                     PF MANAGEMENT, INC.

/s/ Brian D. Davis                          By: /s/ David R. Clark
-------------------------------                ---------------------------------
Brian D. Davis                                 David R. Clark
Secretary                                      President

(Corporate Seal)


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                               GUARANTY OF PAYMENT


         The undersigned absolutely and unconditionally guarantee their Proportionate Share of any payment, when due, to any holder hereof from time to time owing under this Note, and their Proportionate Share upon demand of the entire amount owing on this Note in the event of default in payment by the maker. Except as set forth in said Note, the undersigned waive notice of acceptance of this guaranty, of any extensions in time of payment and of all other notices to which the undersigned would be otherwise entitled by law and agree to pay all amounts owing hereunder, upon demand, without requiring any action or proceeding against the maker or any of its property and hereby expressly waive any rights conferred under N.C.G.S. ss.26-7 et seq.. The undersigned acknowledge that they have read and reviewed the Note and hereby acknowledge themselves as fully bound by all provisions of this Note. If suit is brought to enforce this guaranty agreement, the undersigned agree to pay their Proportionate Share of the reasonable attorney's fees of any holder.

         For purposes herein, "Proportionate Share" shall mean that percentage equal to their respective share ownership in the corporate maker at the time of the execution of this instrument, said percentage being shown beside the name of each signatory hereto.

                                    /s/ James C. Richardson, Jr.
                                    --------------------------------------(SEAL)
                                    James C. Richardson, Jr. - 51.78%


                                    /s/ David R. Clark
                                    --------------------------------------(SEAL)
                                    David R. Clark - 34.52%


                                    /s/ James M. Templeton
                                    --------------------------------------(SEAL)
                                    James M. Templeton - 13.69%